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                                                                    EXHIBIT 12.1

                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                                 (In thousands)

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
                                                                                                                  SIX MONTHS
                                                                     FISCAL YEAR ENDED                               ENDED
                                                 ----------------------------------------------------------          -----
                                                 1997          1998         1999          2000         2001      JUNE 30, 2002
                                                 ----          ----         ----          ----         ----      -------------
Income (loss) before income taxes,
minority interest, equity in net
loss of unconsolidated company and
cumulative effect of change in
accounting principle (3)                     $  (37,820)   $ (337,474)  $ (307,667)  $  (79,566)   $ (301,886)   $   363,017
Fixed charges (1) (4)                            11,772        21,381       25,959       46,913       156,935            564
Total earnings (losses) and fixed
charges (3)                                  $  (37,820)   $ (337,474)  $ (307,667)  $  (79,566)   $ (301,886))  $   363,581
Fixed charges (1) (4)                            11,772        21,381       25,959       46,913       156,935            564
Ratio of earnings to fixed charges (2)              N/A           N/A          N/A          N/A           N/A          645:1
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(1)      Fixed charges consist of interest expense incurred, amortization of loan fees and the portion of rental expense under operating expense deemed by the Company to be representative of the interest factor.

(2) Earnings were inadequate to cover fixed charges for fiscal 1997, 1998, 1999, 2000 and 2001 by approximately $37.8 million, $337.5 million, $307.7 million, $79.6 million and $301.9 million.

(3) Total earnings and fixed charges for the six months ended June 30, 2002 included a gain on the extinguishment of debt and other liabilities subject to compromise, and the revaluation of assets and liabilities of $396.4 million to their fair values in connection with the adoption of fresh-start reporting for the six months ended June 30, 2002.

(4) In accordance with SOP 90-7, Komag, Incorporated did not record interest expense on its outstanding debt during the chapter 11 bankruptcy proceedings from August 24, 2001 through June 30, 2002.